Exhibit 3.8

                                Lockup Agreement


         Whereas, Pipeline Data, Inc. has filed a Registration Statement with the Securities and Exchange Commission under which it intends to sell Common stock, class A Warrants, and Class B Warrants;

         Whereas, Pipeline believes that its ability to sell such securities will be enhanced if the individuals party hereto agree to refrain from selling their current shareholdings in Pipeline subject to the terms and Conditions set forth herein;

         Whereas, the individuals party hereto are substantial shareholders in Pipeline and are amenable to having their share holdings being so restricted as they believe that a public offering will be beneficial for Pipeline;

         Now therefore, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Restriction of Shares for One year period: Each of the individuals party hereto, severally and not jointly, hereby agree that during the period commencing on the date when the Registration Statement with respect to the above-noted securities is declared, or deemed to be effective, under the Securities Act of 1933, as amended and associated rules thereunder, and for a period of one year thereafter (such one year period being the "Lockup Period"), that such individual's present beneficial holdings shareholdings (as set forth beside the signature of such individual) in Pipeline, may not be offered, sold, transferred, assigned, pledged, hypothecated, or otherwise alienated, nor may any executory interest be created which would allow, or permit any of the foregoing during the Lockup Period.

         2. Definition of beneficial ownership: For the purposes of this Agreement, "beneficial ownership" shall have the same meaning as that set forth in Rule 13d-3, as in effect on the date hereof, promulgated under the Securities and Exchange Act of 1934, as amended.

         3. Lockup Period not to be amended or altered: The One Year Lockup Period has been described in the Registration Statement filed by Pipeline, and the parties hereto agree and acknowledge and agree that any amendment, shortening or attenuation of the Lockup Period, or its terms and restrictions, would create a possibility of material misstatement with respect to its terms as set forth in such Registration Statement, and any amendment or alteration purporting to do so shall be null and void.


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         4. Successors and assigns: The restrictions set forth herein shall be binding upon the parties, their successors, assigns, legal representatives, distributees, and any other person, whether a natural person or a legal entity, who shall be vested with any interest in the Restricted Shares.

         5. Shares to be Legended: The shares subject to this Agreement shall be marked with a prominent legend stating that such shares are subject to the terms and conditions hereof, and may only be transferred subject to the prior presentation of a legal opinion of counsel to the transferor, satisfactory to Pipeline and its counsel, to the effect that any such transfer may be validly effected under the terms of this Agreement and other applicable law.

         6. Governing law and submission to jurisdiction: By their execution below, the parties hereto acknowledge that this Agreement shall be governed by the internal laws of the State of New York, determined without reference to principles of conflicts of laws, and that any legal proceeding with respect to this Agreement shall be subject to the jurisdiction of the federal and/or state courts located in the Borough of Manhattan, New York

         7. Counterparts and Facsimile Delivery: This Agreement may be executed in one or more counterparts with all such counterparts to constitute but one and the same agreement, and facsimile transmission of signature pages shall be effective as manual delivery thereof.


Dated as of December 30, 1999

                                          Pipeline Data, Inc.

                                          By: /s/ Jack Rubinstein
                                          Name: Jack Rubinstein
                                          Title:  Chief Executive Officer
/s/ Jack Rubinstein
Jack Rubinstein
    (748,750 Shares)

/s/ R.Scott Barter
R.Scott Barter
    (350,000 Shares)

Unifund Financial Group, Inc.

By R.Scott Barter
R.Scott Barter, President
     (998,750 Shares)

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/s/ Douglas Harrison-Mills
Douglas Harrison-Mills
    (50,000 Shares)


/s/ Sheila Corvino
Sheila Corvino
    (50,000 Shares)


/s/ Brad Smith
Brad Smith
    (50,000 Shares)

/s/ Harold Halcrow
Harold Halcrow
    (10,000 Shares)

/s/ Harris Schiff
Harris Schiff
    (10,000 Shares)

/s/ Federico Brown
Federico Brown
    (5,000 Shares)

/s/ Arthur Gager
Arthur Gager
    (2,500 Shares)